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                                                                   EXHIBIT 10.20

                    CONFIDENTIALITY, NON-COMPETITION AND
                         NON-SOLICITATION AGREEMENT

         AGREEMENT made as of this 24th day of May, 1996 between Manugistics, Inc., a Delaware Corporation, (hereinafter referred to as the "Company") and John K. Willoughby and Jo Anne Gardner (hereinafter referred to as the "Founders").

         WHEREAS, the Founders, Company and certain other parties have entered into a certain Agreement and Plan of Merger of even date herewith (which, together with the documents and agreements referenced therein, is hereafter referred to as the "Merger Agreement") providing for, among other things, purchase of all of the capital stock of Avyx, Inc. (hereinafter referred to as "Avyx") held by its shareholders; and

         WHEREAS, the parties following the merger have entered into a consulting agreement (hereinafter referred to as the "Consulting Agreement") with the Company and have been and in consideration of an option to purchase, in the aggregate, thirty thousand (30,000) shares of the Common Stock of Manugistics Group, Inc., pursuant to the terms of the Manugistics Group, Inc. Employee Stock Option Plan, as amended, at an exercise price equal to the average of the high and low prices for the Common Stock as of the date the merger transaction is consummated, Founders hereby covenant and agree as follows:

         1. Definitions: As used in this Agreement, the following terms shall have the following meanings:


                 A. Avyx means Avyx, Inc. as well as the surviving company following the merger of Manugistics Acquisition, Inc. and Avyx.

                 B. Company means Manugistics, Inc., Manugistics Group, Inc. and all affiliates;





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                 C.       Proprietary Information means any trade or business
secrets of Company and/or Avyx and any scientific, technical or business materials that are treated by Company and/or Avyx as confidential or proprietary, including but not limited to Manugistics' software modules, Manugistics' Manufacturing Planning module, Avyx's ASE, Avyx's FAST, information to which Founders had access relating to the Company's present or planned business which could include the names and addresses of Company's and/or Avyx's customers or prospective customers and methods of doing business and certain other business information with which Company and/or Avyx has entrusted Founders in the use, application or purpose therefor, as well as information concerning: techniques, processes and programs relating to company's customers and Company's and/or Avyx's products and any companies with which the Company and/or Avyx does business; sales processes and procedures; costs; Company's and/or Avyx's general business procedures and operations, financial information, invoices, accounts receivable, billings, reports, correspondence and payment of billings; sales information/or information concerning profits; merchandising, sales or marketing strategies and techniques; expansion plans with respect to marketing, products or otherwise; methods of servicing customers; methods of pricing or charging for services and products; business forms developed by or for Company and/or Avyx; with respect to the Company and/or Avyx, form and content of proposals, reports and analyses; names of suppliers, personnel or employees; advertising sources and potential advertising sources; internal reporting methods; bids; contracts; proposals; scientific and technical data, specifications and other documentation, whether written, oral or machine-readable; forecasts; predictions; designs, formulae; software programs, however embodied; information about or belonging to customers, potential customers or others and any other information relating to the operation,





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business, customers and sources of supply for all or any of the Company's and/or Avyx's products. However, Proprietary Information shall not include any information that (i) is or becomes publicly known without any breach of this agreement; (ii) a Founder develops from and after the date hereof (and not working under a Consulting Agreement) without reference to Proprietary Information; or (iii) a Founder rightfully acquires from a third party without any obligation on that Founder's part to maintain its confidentiality.

                 D. Intellectual Property means any writing, drawing, logo, computer program, manual, trade name, trademark, service mark or other material of the Company and/or Avyx registered or otherwise protected or protectable under state, federal or foreign patent, trademark, copyright, or similar laws.

         2.      Acknowledgments:

                 A. Founders recognize and acknowledge that: (1) in the course of Founders' employment as an officer, director and/or executive employee of Avyx, Inc., and/or their stock ownership in Avyx, Inc. and/or the Company, as the case may be, it was necessary for Founders to use or have access to information relating to Company's and/or Avyx's present or planned business which includes in whole or in part, but which is not limited to, the Proprietary Information and Intellectual Property; (2) the use, misappropriation or disclosure of the Proprietary Information and Intellectual Property would constitute a breach of trust and cause irreparable injury to Company; and (3) it is essential to the protection of Company's goodwill and to the maintenance of Company's competitive position that the Proprietary Information and Intellectual Property be kept secret and that Founders not





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disclose the Proprietary Information and Intellectual Property to others or use the same to Founder's own advantage or the advantage of others.

                 B. Founders further recognize and understand that to the extent that they prepared any materials in the course of their employment by Avyx, including written or graphic materials, any such materials conceived or written by Founders were done as "work made for hire" as defined and used in the Copyright Act of 1976, 17 USC Section 1 et seq. In the event of publication of such materials, Founders understand that since the work was "work made for hire," Manugistics, Inc., Manugistics Group, Inc. or Surviving Company as the case may be, will solely retain and own all rights in said materials, including rights of copyright.

                 C. Founders represent and warrant that they have adequate personal financial resources and that their experience and capabilities are such that the provisions of Section 3 below will not prevent Founders from earning a livelihood. Founders also acknowledge that it would cause Company serious and irreparable injury and cost if Founders were to breach the obligations contained in Section 3.

         3.      Confidentiality, Noncompetition and Nonsolicitation:

                 A. Founders agree at all times from and after the date hereof, to maintain in strict confidence the Proprietary Information and Intellectual property. Founders understand that by agreeing to maintain the Proprietary Information and Intellectual Property in strict confidence, they are agreeing not to disclose the Proprietary Information and Intellectual Property to any third party at any time and to refrain from utilizing, directly or indirectly, the Proprietary Information and Intellectual Property at any time for any purpose whether for Founders' own account or for the account of any





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other person or business entity.  Founders agree not to make any copies and simultaneously with his execution hereof, to promptly return to Company any and all documentary, machine-readable or other elements or evidence of the Proprietary Information and Intellectual Property and any copies thereof that may be in Founders' possession or under his control. Notwithstanding the foregoing, a Founder may disclose Proprietary Information or Intellectual Property to the extent required to do so by an order of a court of competent jurisdiction, but only if such Founder first immediately notifies Company of such order and uses its best efforts to cooperate with Company, at Company's expense, (i) to lawfully avoid such disclosure and (ii) to protect the information in question.

                 B. Founders agree that for a period of thirty-six (36) months after the date hereof, Founders will not "compete" with Avyx and/or the Company. As used herein, to "compete" means to be involved in any manner whether directly or indirectly (any such involvement by Founder or any child or parent of any Founder to be deemed the involvement of Founders personally), for his own account or for the account of another, as owner, principal, stockholder, director, employee, officer, consultant, agent, independent contractor, partner, jointventurer, creditor or in any other manner, with any person, business or entity located anywhere in the world that (i) produces, manufactures, markets, sells or distributes (a) any of the products produced, manufactured, marketed, sold or distributed by the Avyx and/or the Company as of the date hereof, or at any time within one year preceding the date hereof or at any time during the thirty-six (36) month period from and after the date hereof, including without limitation any of the following: Manugistics' software products, Manugistics' Manufacturing Planning module, ASE or FAST (b) any products which the Company planned to produce, manufacture, market, sell or distribute within three years following the date hereof as outlined or identified in a





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business plan or related minutes or memoranda prior to the date hereof, or (ii)
that Founders know or have reason to know employs, solicits, or seeks to persuade to become employed any employee of Avyx (or any successor division or entity that consists primarily of the business of Avyx following any reorganization involving Avyx) in violation of any noncompetition or other agreement to which Avyx is a party; except that nothing herein shall prohibit Founders from owning not more than 1% of any class of securities of any publicly-traded entity. Founders acknowledge that because the Company's business is highly competitive, price sensitive and capital intensive and because the Company conducts its business and offers products throughout the world and the information they may have acquired about the conduct of the business of Avyx and/or the Company during the course of their employment by Avyx and/or their stock ownership in Avyx is important to the entire breadth of Company's business, it is appropriate to define such area broadly as relevant to the fair protection of Company's goodwill and substantial economic investment in same. Company acknowledges that it carries on a broad and diversified business, and thus agrees (I) to provide Founders from time with written notice of all products produced, marketed, manufactured, sold or distributed by Company or Avyx ("Company Products"), (ii) that Founders' obligations under this Section 3B shall apply and extend only to Company Products with respect to which Founder has received such written notice or otherwise has actual notice ("Notice"), and (iii) that any actions taken by a Founder pursuant to a contract entered into, or an obligation incurred, prior to the date of such Founder's receipt of any such Notice that would otherwise cause such actions to be prohibited under this Section 3B shall not be deemed to violate this Section 3B solely by reason of such Founder's receipt of such Notice.





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                 C.       Founders agree that for a period of thirty-six (36)
months after the date hereof during the period of Founders' Consulting Agreement with Avyx, Founders shall not contact, divert or solicit directly or indirectly any account, customer or supplier with whom Avyx has conducted any business or for whom Avyx has performed any services or sold any products during the period of Founders' stock ownership in and/or employment by Avyx, including, but not limited to, any person or entity who was a potential account, client or customer of Avyx as a result of contacts, including without limitation the exchange of proposals, having been made between Avyx and such person or entity prior to the date of this Agreement, but excluding NASA, as defined in Section 3G below, it being expressly recognized that Founders are permitted to work with NASA as described in Section 3G below. As used herein, "to solicit directly or indirectly" means directly or indirectly, to provide, offer to provide, or communicate with in any way to induce any interest in using for the account of Founder or another, as owner, principal, stockholder, director, employee, officer, consultant, agent, independent contractor, partner, joint-venturer, creditor or in any other manner, services or products provided by Avyx.

                 D. Founders agree that for a period of thirty-six (36) months after the date hereof, they will neither employ nor solicit or seek to persuade any employee, consultant or independent contractor of Company to discontinue his employment or relationship with Company, or to become employed or engaged in any business directly or indirectly competitive with Company's business as described in Section 3B hereof.

                 E. To assist in the enforcement of the provisions set forth in this Section 3, Founders agree to immediately notify the Company of any contracts, agreements, policy statements





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and other similar documents relating to Founders' performance of services or delivery of goods to or on behalf of any other person, group or entity during the term of this Agreement if, in the reasonable judgment of Founders, such document could raise a material issue as to whether Founders' obligations thereunder could conflict with Founders' obligations under this agreement.

                 F. Notwithstanding anything contained in this Agreement to the contrary, Founders, and each of them shall be permitted to: (i) Take any actions (including the publication of professional articles, reports, abstracts, and similar writings) permitted or required by the terms of the Merger Agreement, including without limitation actions by John Willoughby as "Paying Agent" thereunder and performance of services by Founders (through their wholly owned corporation, The Kendall Group, Inc.) (A) under the Consulting Agreements, (B) under the contract dated August 3, 1994 and modified on March 13, 1995, June 9, 1995, and October 23, 1995, between the University of Maryland and Information Sciences, Inc., formerly a wholly-owned subsidiary of Avyx, Inc. (hereinafter referred to as the "University of Maryland Contract"), and (C) under any substitute, replacement or follow-up contract or agreement to the University of Maryland Contract between Founders (or their controlled entity) and NASA, any NASA field agency, any NASA research center, or any NASA direct support contractor (each and all of which are referred to hereinafter as "NASA") pertaining to process requirements of mission operations; (ii) Enter into or participate in, and perform services (including the publication of professional articles, reports, abstracts or similar writings) under, any contracts, agreements and projects with NASA relating to aerospace mission operations, including process definition, operations concepts and computer systems concepts and requirements; and (iii) Enter into or participate in, and perform services (including the publication of professional articles, reports, abstracts,





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and similar writings) under, any contracts, agreements and projects with any party, including any commercial company, involving general management consulting in commercial areas not relating to (A) manufacturing decision support, (B) manufacturing supply chain management, or (C) any other business area explicitly described in published business plans or annual reports of the Company.

         4.      Remedies.        Founders acknowledge that any breach by them
of the obligations set forth in Section 3 A, B, C, D, or E above would substantially and materially impair and irreparably harm Company's business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, Founders agree that in the event of any breach or any threatened breach by Founders of any of the provisions of Section 3 A, B, C, D or E above, Company shall be entitled, in addition to monetary damages or other remedies, to equitable relief, including injunctive relief. The existence of any claims or cause of action by Founders against the Company or any rights to offset against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. All covenants and agreements set forth shall be binding on and shall inure to the benefit of and be enforceable by or for Company's successors, transferees and assigns. In any action under or arising out of this agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of the prevailing party's costs and expenses of such action, including without limitation reasonable attorneys' fees.

         5. Severance. It is the intention of the parties that the provisions of Section 3 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions thereof shall not render





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unenforceable, or impair, the remaining provisions.  In the event a specific provision of this Agreement, or any portion thereof, is determined to be invalid by statute or administrative or judicial decision (provided the time of appeal of such decision has expired with no appeal having been made), the parties shall conform their conduct to satisfy the requirements of such statute or administrative or judicial decision. The remainder of this Agreement shall not be affected by any such determination and shall continue in full force and effect as provided herein.

         6. Governing Law. This Agreement shall be governed in all respects, including without limitation, validity, interpretation, effect, performance and enforcement, by the laws of Delaware (without application of any principles of conflicts or choice of law that may otherwise be applicable). Any action arising out of or relating to any of the provisions of this Agreement may, at the election of Company, be brought and prosecuted only in the courts of Delaware, and in the event of such election the parties hereto consent to the jurisdiction and venue of said courts.

         7. Modification. This instrument constitutes the entire Agreement between the parties, and may be changed only by an agreement in writing signed by the parties.

         8. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors, transferees and assigns of the Company. This Agreement, being for the personal services of Founders, shall not be assignable or subject to anticipation by him.

         9. No Conflicting Agreements. The parties agree that this Agreement supersedes all previous agreements between them relating to the matters set forth herein; provided that this Agreement shall not supersede, but instead shall be interpreted in conjunction with, the Consulting





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Agreements and the Merger Agreement. Founders warrant and represent that their execution and performance of this Agreement does not and will not violate, conflict with, or constitute a default under any contract, commitment, agreement, understanding, arrangement, restriction, or any adjudication or finding of any kind by any court or agency to which Founders may be a party or by which Founders may be bound, and that he will save, defend, and hold Company harmless and indemnify Company for any liability related to a breach of this warranty and representation, including a costs, expenses, and reasonable attorneys' fees incurred in defending against such a claim.

         10. Consideration; Grant of Options. As consideration for the promises, covenants, representations and agreements of Founders hereunder, Company agrees to make the following grants and awards, the grant date of which shall be the date hereof:

         (a) John Willoughby ("Willoughby") shall be granted options under the Manugistics Group, Inc. Employee Stock Option Plan, as amended (the "Plan") to purchase fifteen thousand (15,000) shares of Manugistics Group, Inc. common stock (the "Stock") at an exercise price equal to the fair market price of such Stock (as determined under the provisions and usual procedures of the Plan) on the date hereof. Such options shall vest in twenty-five percent (25%) increments, with the first 25% (i.e., options to purchase three thousand seven hundred fifty shares of Stock) vesting on the date that is one year after the date of this Agreement, and the remaining three 25% increments vesting on the succeeding three annual anniversaries of such first vesting date, respectively, so that one hundred percent (100%) of such options shall be vested on the date that is four years after the date hereof.

         (b) Jo Anne Gardner ("Gardner") shall be granted options under the Plan to purchase fifteen thousand (15,000) shares of Stock at an exercise price equal to the fair market price of





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such Stock (as determined under the provisions and usual procedures of the
Plan) on the date hereof. Such options shall vest in accordance with the vesting schedule set forth in paragraph (a) of this Section.

                 (c) The options to be granted to the Founders as described above shall be subject to all the rules of the Plan and of any form(s) of agreement customarily used by Company in implementing grants under the Plan. Company and Founders agree to execute any and all such documents and agreements as required or appropriate to accomplish the purposes of this Section.

         (d) If a Founder breaches this Agreement and in the case of a curable breach fails to cure such breach within ten (10) business days after receiving written notice thereof from the Company, then all options granted under this Section 10 to such Founder that are not vested at the time of such breach shall forthwith terminate and be canceled, and such Founder shall have no further rights by reason of such canceled non-vested options.

11. Termination. If the Closing has not occurred on or before June 1, 1996, this Agreement, and each and every provision hereof, shall be terminated and of no force and effect from and after June 1, 1996. If the Closing does occur on or before June 1, 1996, then except for Sections 2A, 2B and 3A, which shall continue in accordance with their terms, this Agreement shall be terminated as to Company and each Founder, and shall have no further force and effect, upon the earlier of (i) the date thirty-six (36) months after the date hereof, and (ii) the termination of, or breach by Company or Avyx or Founder under, such Founders' Consulting Agreement.


Accepted by FOUNDERS:





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         /s/ JOHN K. WILLOUGHBY
- - -----------------------------------------------
         John K. Willoughby

         /s/ JO ANNE GARDNER
- - -----------------------------------------------
         Jo Anne Gardner


Accepted by MANUGISTICS:


   /s/ WILLIAM M. GIBSON
- - -----------------------------------------------
Signature

   William M. Gibson
- - -----------------------------------------------
Name

   President & CEO
- - -----------------------------------------------
Title


Witness:  /s/ Julia A. Bowen





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